EXHIBIT 99.1

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Medis Technologies Ltd.		The Equity Group Inc.
Robert K. Lifton		Adam Prior (212) 836-9606
Chairman & CEO		Devin Sullivan (212) 836-9608
(212) 935-8484

MEDIS TECHNOLOGIES REPORTS SECOND QUARTER RESULTS

New York, NY – August 5, 2004 — Medis Technologies Ltd. (NASDAQ:MDTL) reported financial results today for the second quarter and six months ended June 30, 2004. For the quarter ended June 30, 2004, the net loss was $3,363,000 or $.13 per share, based on 26,206,147 weighted average shares, compared to a net loss of $2,658,000, or $.11 per share, based on 23,562,873 weighted average shares, for the quarter ended June 30, 2003. For the six months ended June 30, 2004, the net loss was $6,604,000, or $.25 per share, based on 26,043,563 weighted average shares, compared to a net loss of $5,143,000, or $.22 per share, based on 23,003,548 weighted average shares, for the six months ended June 30, 2003. During both the quarter and six months ended June 30, 2004, the Company continued to increase funding of its fuel cell technologies.

“The increase in cash expenditures to about $3.1 million for the quarter is fully consistent with our prior estimates and reflects the increase in outlays required to move towards commercial production of our fuel cell Power Pack products,” said Robert K. Lifton, Chairman and CEO of Medis Technologies. “We continue to work towards our target of reaching high volume production of our disposable Power Pack in the second half of 2005. In parallel, we are moving forward towards production of our refuelable Power Pack products both for the commercial markets and the military markets served by our marketing partner — General Dynamics Corp. Our plan is to be in a position for high volume production of our refuelable Power Packs about six to nine months after the disposable Power Pack. In all of our efforts, we have been very pleased with the contributions from the Eastman Kodak Global Manufacturing Services team, whose primary focus is the chemistry of our fuel cell products. This involves our proprietary patented fuel and our electrolyte as well as the cartridge delivery systems both for our disposable and refuelable Power Pack products. Kodak is also providing valuable support to us as we move forward to receive required certifications from Underwriter Laboratory and appropriate governmental bodies.  We are also pleased with the work of  Flextronics International, who have already delivered the DC to DC converter we developed in the form of an ASIC (Application Specific Integrated Circuit) ready for mass production and have started preparing for engineering work on other elements of our final product. In all of our preparation for high volume production and distribution, the cooperation from our strategic partner Kensington/ACCO, in defining the final product specifications and design and planning distribution and marketing programs has been invaluable.

Our distribution program is also moving forward. Based on a gratifying response from potential distributors from the US and many other countries who are seeking to distribute our Power Pack products, we believe that when we are ready to deliver our products, we will have a distribution system in place that will allow the consumer to purchase a Power Pack in well placed outlets in large parts of the world. We expect to be announcing distributor appointments as we move forward.”

Medis Technologies Ltd.	Page 2
August 5, 2004

Mr. Lifton continued, “We also see an expanding military market for our fuel cell technology. Our marketing partner, the C4 Systems of General Dynamics Corp. continues to present us with opportunities for the introduction of our fuel cell technology in the powering of products for the military. We expect that in some of those product areas the technology we develop may lend itself to use in the commercial markets.

In this and other contexts, one of the many advantages we offer over other fuel cells in development is the safety of our fuel. As we have previously pointed out, our fuel is not flammable or toxic as contrasted with methanol which is used as the fuel for most other fuel cells in development and which is highly flammable and toxic. And, as we have recently noted, the level of borohydride in our fuel is less than twenty percent of the fuel compound and is no more caustic than other products used in the home.

Finally, this past quarter has seen additional focus on our part on commercializing our CellScan test for individualized chemotherapy. We believe that the CellScan allows us to offer a valuable test which provides the cancer patient and his/her doctor with essential information about the in vitro response of the cancer to particular chemotherpeutic agents. We believe that the CellScan test offers the advantage of providing this information accurately, quickly and at a cost to the patient that is manageable. We are looking at opportunities to create value for Medis from this test in Israel and elsewhere.”

Medis Technologies is involved in the development of highly advanced proprietary technology products primarily related to sources of clean energy for the 21st Century. Medis’ primary focus is on direct liquid fuel cell technology. Its business strategy is to license or sell its technologies to, or enter into joint ventures with, large international corporations or sell its products to end users through retail outlets and service providers. In addition to its fuel cell technology, Medis’ product pipeline, in varying stages of development, includes inherently conductive polymers, the toroidal engine and compressor and stirling cycle system. Medis has also developed the CellScan with many potential applications relating to disease diagnostics and chemo sensitivity.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risk and uncertainties, including, but not limited to, the successful completion of product development, the success of product tests, commercialization risks, availability of financing and results of financing efforts. Further information regarding these and other risks is described from time to time in the Company’s filings with the SEC.

This press release is available on Medis’ web site at www.medistechnologies.com.

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August 5, 2004

MEDIS TECHNOLOGIES LTD.
SUMMARY OF RESULTS

                             June 30, 2004

(In thousands, except per share amounts)
(See notes below)

Statements of	Three	Three	Six	Six
	Months	Months	Months	Months
Operations Data	Ended	Ended	Ended	Ended
	June 30,	June 30,	June 30,	June 30,
	2003	2004	2003	2004

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Sales	$38	$—	$75	$—
Cost of sales	9	—	27	—

Gross profit	29	—	48	—

R&D costs,net	1,261	2,214	2,453	4,224
SG&A expenses	1,057	1,136	1,874	2,374
Amortization of Intangible assets	375	52	893	104

Operating loss	(2,664)	(3,402)	(5,172)	(6,702)
Other income, net	6	39	29	98

Net loss	$(2,658)	$(3,363)	$(5,143)	$(6,604)

Net loss per share - basic and diluted	$(.11)	$(.13)	$(.22)	$(.25)

Weighted-average number of shares used in
computing basic and diluted net loss
per share	23,563	26,206	23,004	26,044

	December 31,	June 30,
Selected Balance Sheet Data	2003	2004

		(Unaudited)

Cash and cash equivalents	$6,620	$14,571
Short-term deposits	—	2,499
Working capital	5,760	15,394
Property and equipment, net	1,470	1,561
Goodwill and Intangible assets, net	59,085	58,981
Total assets	68,451	79,063
Long-term liabilities	1,193	1,305
Stockholders’ equity	65,977	75,630

Medis Technologies Ltd.	Page 4
August 5, 2004

NOTES

In January 2004, the Company issued 1,425,000 shares of its common stock in a private placement to institutional investors, for gross proceeds of approximately $14,588,000, less related costs of approximately $309,000.

From January 1 through June 30, 2004, the Company issued approximately 241,450 shares of its common stock pursuant to the exercise of stock options granted under the Company’s 1999 Stock Option Plan, as amended, for aggregate proceeds of approximately $1,378,000.

Financial information included in the Summary of Results has been derived from the Company’s unaudited condensed interim consolidated financial statements (“interim statements”) as of June 30, 2004. The interim statements should be read in conjunction with the Company’s annual financial statements as of December 31, 2003 and the year then ended, together with the accompanying notes.

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